Exhibit 99.2
FOR IMMEDIATE RELEASE
XO Communications Promotes Laura W. Thomas to Chief Financial Officer
HERNDON, VA – June 16, 2009 – XO Communications (OTCBB: XOHO) today announced that Laura W. Thomas has been promoted to chief financial officer (CFO), effective June 14, 2009. In her role as CFO, Thomas will lead XO Communications’ financial strategy including all reporting, auditing, taxation and investor relations functions. She will work with the company’s senior executive team to develop and implement the company’s long-term business strategy and will report directly to Carl Grivner, chief executive officer.
Thomas brings more than 30 years of experience in finance and telecommunications to the position. During the past nine years, Thomas served as vice president of finance for XO Communications. In this capacity, she oversaw various financial and accounting functions including revenue accounting, billing, business planning and analysis, external Security and Exchange Commission reporting and Sarbanes Oxley compliance, among other responsibilities. Thomas also worked closely with the senior executive team to manage the company’s financial position as it transformed into a broadband-focused telecommunications provider.
In her role as CFO, Thomas will be responsible for leveraging this recent transformation to lay the foundation for the future.
“A proven leader with a strong track record of operational achievement, Laura’s expertise and ability to manage across a broad range of finance and accounting functions equips her to tackle the demands and opportunities of this invaluable position,” said Grivner. “As XO continues its strategic growth in broadband, having a well experienced and trusted financial professional at the helm will be critical to our continued success.”
Prior to joining XO Communications, Thomas was the vice president of finance at Concert Communications, a joint venture between AT&T and British Telecom. In this role, she served as acting CFO for six months and managed all revenue and telecommunications accounting functions. She also served as director of finance at MCI Communications where she directed revenue reporting and analysis, as well as managed investor relations and financial planning across all of MCI’s business units.
Thomas earned her Master’s of Business Administration from George Washington University, as well as a Bachelor’s of Arts degree in French and Business from Radford University.
About XO Communications
XO Communications, a subsidiary of XO Holdings, Inc. (OTCBB: XOHO), is a leading nationwide provider of advanced communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-capacity nationwide and metro networks and broadband wireless capabilities, XO offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 75 metropolitan markets across the United States. For more information, visit www.xo.com.
Media Contact:
Charlotte Walker
Reputation Partners (for XO Communications)
312-819-5723
Charlotte@reputationpartners.com